Exhibit 99.1

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Furiex Announces Results for Phase II Trial of PPD-10558

MORRISVILLE, N.C. (December 8, 2011) - Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) today announced top-line results from the Phase II trial of the investigational drug PPD-10558 in patients with statin-associated myalgia, or SAM. PPD-10558 did not meet its primary efficacy endpoint in this randomized, double-blind, proof-of-concept study. The study enrolled patients with high cholesterol and a prior history of SAM, and evaluated recurrence rates for SAM over a twelve-week treatment period across the following three different treatment regimens: placebo; PPD-10558; and atorvastatin (Lipitor®). Patients did not report any significant differences in muscle symptoms, nor did they drop out due to SAM in significantly different percentages, among the three regimens. As expected, however, PPD-10558, a novel statin, did significantly lower LDL-cholesterol compared with placebo, and the compound also had a favorable safety profile.

“We are disappointed with the results, given the promising pre-clinical profile of PPD-10558. We were surprised to see drop-out rates due to muscle symptoms in the placebo treatment group that were comparable to the PPD-10558 and atorvastatin treatment groups,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. “We, however, are confident that the study effectively evaluated the clinical hypothesis, and has provided a clear scientific result.”

“Given the results of this recent Phase II clinical trial, Furiex will not move forward with PPD-10558,” said Fred Eshelman, Pharm.D., chairman of Furiex. “We will continue to advance our other clinical programs and remain committed to our product portfolio and pipeline to support and create value for the company.”

Furiex acquired an exclusive license rights in early 2007 from Ranbaxy Laboratories, Ltd. to develop, manufacture and market its novel statin PPD-10558 for the treatment of dyslipidemia. Furiex will owe a $1.0 million milestone payment to Ranbaxy upon completion of the final report for the Phase II study.

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of internal and partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at less cost, reducing the expense of health care globally while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: our continuing losses and potential need to raise additional capital; risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that any product under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the indications being studied; potential FDA changes to its regulatory guidance applicable to approval of therapeutic candidates; time required to gain regulatory approvals; the demand for our potential products, if and when approved; the ability to obtain adequate patent coverage; and the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.